Exhibit 99.1
US Court Grants LogMeIn’s Motion for Summary Judgment of Non Infringement in Patent
Infringement Case
WOBURN, Mass., April 1, 2011 — LogMeIn, Inc. (NASDAQ: LOGM), a provider of SaaS-based, remote-connectivity solutions, today announced that the United States District Court for the Eastern District of Virginia granted LogMeIn’s motion for summary judgment of non infringement in the case brought by 01 Communique. The court indicated a written order will follow. The court indicated it has removed the May 2nd trial from the case calendar.
About LogMeIn, Inc.
LogMeIn (NASDAQ: LOGM) makes it easy to control and access remote devices — desktops, laptops, point-of-sale systems, medical devices, smartphones and more — from any internet-connected computer, including an iPad™, iPhone® and digital displays. Over 11 million active users have connected more than 125 million devices using LogMeIn for business productivity, personal mobility and IT support. LogMeIn is based in Woburn, Massachusetts, USA, with offices in Australia, Hungary, the Netherlands, and the UK.
This press release contains forward-looking statements with respect to LogMeIn and the patent infringement lawsuit that involve risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including uncertainties or difficulties in defending the lawsuit, including the potential of appeal of the granting of the summary judgment motion, as well as other factors described in LogMeIn’s Annual Report on Form 10-K for the year ended December 31, 2010, and its most recent quarterly report filed with the SEC. LogMeIn disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
LogMeIn is a registered trademark of LogMeIn in the US and other countries.
iPhone and iPad are trademarks of Apple, Inc. in the U.S. and other countries around the world.
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Media contacts:
Craig VerColen
press@logmein.com
+1-617-599-2180